EXHIBIT 99.1


                             PFS Bancorp, Inc.

                       Second and Bridgeway Streets
                           Aurora, Indiana 47001

                             January 29, 2004


FOR IMMEDIATE RELEASE:

CONTACT:
  Stuart M. Suggs, Chief Financial Officer
  PFS Bancorp, Inc.
  (812) 926-0631

PFS Bancorp, Inc. Reports Net Earnings For the Year and the Quarter Ended December 31, 2003.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq National Market: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the year ended December 31, 2003 of $827,000, or diluted earnings per share of $.60, a decrease of $26,000, or 3.0%, as compared to the $853,000 of net earnings recorded for the year ended December 31, 2002. Net earnings for the three months ended December 31, 2003 amounted to $205,000, or $.15 per diluted share, compared to the $197,000 recorded in the 2002 quarter.

The decrease in net earnings for the year resulted primarily from a $115,000, or 2.9%, decrease in net interest income and a $33,000, or 1.2%, increase in general, administrative and other expense, which were partially offset by a $20,000, or 21.7%, decrease in the provision for losses on loans, a $62,000, or 18.5%, increase in other income and a $40,000, or 6.4%, decrease in income taxes. Earnings per share increased 1.7% due to the beneficial effects of the Company's stock repurchase program, which resulted in a repurchase of 77,565 shares during 2003.

The decrease in net interest income year to year was primarily attributable to a $1.1 million, or 16.0%, decrease in total interest income, which was partially offset by a $978,000, or 33.7%, decrease in total interest expense, due primarily to the overall decline in interest rates in the economy.

The increase in net earnings for the quarter ended December 31, 2003 was due primarily to a $26,000, or 30.2%, increase in other income and a $19,000, or 2.7% decrease in general, administrative and other expense, which were partially offset by a $12,000, or 1.3% decrease in net interest income and a $20,000 increase in the provision for losses on loans.

At December 31, 2003, PFS Bancorp, Inc. reported total assets of $118.2 million, a decrease of $849,000, or .7%, compared to total assets at December 31, 2002. The decrease in assets was comprised primarily of a $5.1 million, or 33.6%, decrease in investment securities. Proceeds from the maturities, sales and repayments of investment securities were used to increase loans by $4.6 million, or 4.8%, to $100.3 million and to fund the Company's stock repurchase.

PFS Bancorp, Inc. is the unitary thrift holding company which conducts business from its main office and two branch offices in southeastern Indiana.


                            PFS Bancorp, Inc.
        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (In thousands)

                                               December 31,  December 31,
     ASSETS                                            2003          2002

Cash and cash equivalents                        $    5,187    $    5,225
Investment securities                                10,168        15,303
Loans receivable                                    100,293        95,702
Other assets                                          2,539         2,806
                                                    -------       -------
     Total assets                                $  118,187    $  119,036
                                                    =======       =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                         $   88,328    $   89,420
Advances from the FHLB                                2,000         1,000
Other liabilities                                       937         1,019
                                                     ------        ------
     Total liabilities                               91,265        91,439

Shareholders' equity                                 26,922        27,597
                                                     ------        ------
     Total liabilities and shareholders' equity  $  118,187    $  119,036
                                                    =======       =======


                            PFS Bancorp, Inc.
              CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except share data)


                                           Three months ended     Year ended
                                              December 31,        December 31,
                                             2003     2002       2003     2002
                                              (Unaudited)        (Unaudited)
Total interest income                      $1,349   $1,594     $5,747   $6,840
Total interest expense                        403      636      1,922    2,900
                                            -----    -----      -----    -----
   Net interest income                        946      958      3,825    3,940
Provision for losses on loans                  24        4         72       92
                                            -----    -----      -----    -----
   Net interest income after provision for
     losses on loans                          922      954      3,753    3,848
Other income                                  112       86        398      336
General, administrative and other expense     681      700      2,740    2,707
                                            -----    -----      -----    -----
   Earnings before income taxes               353      340      1,411    1,477
Income taxes                                  148      143        584      624
                                            -----    -----      -----    -----
   NET EARNINGS                              $205     $197       $827     $853
                                              ===      ===        ===      ===
   EARNINGS PER SHARE
     Basic                                   $.15     $.14       $.60     $.59
                                              ===      ===        ===      ===

     Diluted                                 $.15      N/A       $.60      N/A
                                              ===                 ===